
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832091
<NAME> KRUPP INSURED PLUS III LIMITED PARTNERSHIP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               DEC-31-1997
<CASH>                                      35,473,221
<SECURITIES>                               133,386,352<F1>
<RECEIVABLES>                                  949,618
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             3,836,269<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             173,645,460
<CURRENT-LIABILITIES>                          170,568
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   172,330,556<F3>
<OTHER-SE>                                   1,144,336<F4>
<TOTAL-LIABILITY-AND-EQUITY>               173,645,460
<SALES>                                              0
<TOTAL-REVENUES>                            18,896,423<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             4,002,900<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             14,893,523
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         14,893,523
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                14,893,523
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $104,165,895 and
Mortgage-Backed Securities ("MBS") of $29,220,457.
<F2>Includes prepaid acquisition fees and expenses of $8,823,727 net of accumulated amortization of $5,921,472 and prepaid participation servicing fees of
$2,614,951 net of accumulated amortization of $1,680,937.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($78,838) and Limited Partners equity of $172,409,394.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $2,452,816 of amortization of prepaid fees and expenses.
<F7>Net income allocated $446,806 to the General Partners and $14,446,717 to the
Limited Partners.  Avergage net income per Limited Partner interest is $1.13 on
12,770,261 Limited Partner interest outstanding.

